Exhibit 10.15

LICENSE AGREEMENT

THIS AGREEMENT, made and entered into this 18TH day of July, 1961, by and between UNION PACIFIC RAILROAD COMPANY, a Utah corporation (hereinafter called “Union Pacific”) and STAUFFER CHEMICAL COMPANY OF WYOMING, a Delaware corporation (hereinafter called “Licensee”),

W I T N E S S E T H :

RECITALS

Licensee has applied to Union Pacific for the right to drill or mine for or otherwise produce, and to remove and dispose of sodium minerals from certain tracts of land, all situated in the County of Sweetwater, State of Wyoming, and hereinafter more particularly described.  It is contemplated by the Licensee that it will produce sodium minerals therefrom for its own refining, processing, and marketing operations.  Union Pacific is willing to grant such license upon the terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, it is agreed as follows:

Section 1.

Union Pacific, for and in consideration of the payments to be made and the covenants to be kept, observed, and performed by the Licensee as hereinafter set forth and upon the terms and conditions hereinafter stated, hereby grants to the Licensee for the term hereinafter provided the exclusive right and privilege, except as hereinafter provided in subparagraph (b) of Section 3 hereof, of drilling for, mining, removing, and extracting sodium minerals by such methods as Licensee may deem suitable for the sole purpose of the refining or processing thereof and the marketing of refined or processed products therefrom by Licensee, from the following described land in Sweetwater County, Wyoming:

Township 21 North, Range 108 West of the 6th P. M.

Section 29 -	All
31 -	All
33 -	All

Township 20 North, Range 108 West of the 6th P. M.

Section 7 -	All
19 -	All

Township 20 North, Range 109 West of the 6th P.M.

Section 1 -	All
3 -	All
5 -	All
7 -	All
9 -	All
11 -	All

13 -	All
15 -	All
17 -	All
19 -	E ½
21 -	All
23 -	All
25 -	All
27 -	All
29 -	All
33 -	N ½
35 -	All

said lands comprising 12,440.54 acres, more or less, and being hereinafter referred to as “Licensed Premises.”

It is expressly understood that the rights herein granted in the Licensed Premises shall in no event exceed those possessed by Union Pacific, and such rights are granted without covenant of title or to give possession or for quiet enjoyment.

Section 2.

Licensee shall forthwith notify Union Pacific in writing of the discovery of any valuable minerals other than sodium minerals and, unless the Licensee shall be given a license to mine and remove such minerals under conditions hereinafter set forth.  it shall, at Union Pacific’s expense set aside, provide storage for, and make available to Union Pacific any of said minerals which it may be necessary to remove in Licensee’s operation or, at Licensee’s election it may account to Union Pacific for the value of any of said minerals. Licensee’s election shall be in writing and shall accompany the notice to Union Pacific of the discovery of such minerals.  If Licensee shall elect to set said minerals aside and store the same for Union Pacific at the latter’s expense and if in the judgment of Union Pacific such minerals are of sufficient value to warrant removal by Union Pacific, it shall, itself, or through others, within a reasonable time after notice of Licensee’s election, remove said minerals from the premises covered by this license and in so doing shall not unreasonably interfere with the operations of Licensee.  Union Pacific shall, within sixty (60) days after receipt of said notice of Licensee’s election, advise Licensee in writing whether or not it deems said minerals of value sufficient to justify removal by it, and failing during said period to advise Licensee of its election to remove said minerals, Licensee shall be under no obligation to continue setting aside or storing such minerals for Union Pacific.

Section 3.

(a)           It is understood that this license is limited specifically to the uses and purposes hereinabove set forth and Union Pacific and its lessees, licensees, successors, and assigns shall have the right to use the Licensed Premises for any purpose not inconsistent with the rights herein granted to the Licensee, including, among other things, the right to Union Pacific, its lessees, licensees, successors, and assigns to prospect .for, drill for, mine and remove oil, coal, gas, and other minerals (except that the mining and removal of trona and other sodium minerals by Union Pacific shall be governed by the provisions of subparagraph (b) of this Section 3), together with all necessary rights of ingress and egress; provided, however, that such use by Union Pacific, its lessees, licensees, successors, and assigns shall not unreasonably interfere with the operations and business of the Licensee on said premises; and provided further, that in the event any valuable minerals, other than sodium minerals and other than coal, oil, gases, hydrocarbon substances, gold, silver, and other precious metals, are discovered by the Licensee in developing the Licensed Premises for the purposes for which this license is granted, Union Pacific shall afford to the Licensee the opportunity of entering into a license agreement with Union Pacific for the mining and removal of such discovered minerals before affording such opportunity to others than the Licensee, with the distinct under-standing that the Licensee and Union Pacific shall come to an agreement with respect to the form and substance of such license within one hundred eighty (180) days from the date upon which Union Pacific tenders to the Licensee in writing such opportunity and with the further understanding that Union Pacific will within that time, offer to the Licensee as favorable terms as would be willing to offer any other prospective licensee for the mining and removal of such minerals.

(b)           Notwithstanding any other provision of this agreement to the contrary, it is understood and agreed that Union Pacific reserves the right at any time during the term hereof, upon the giving of not less than twelve (12) months’ written notice to Licensee, to require Licensee, as an independent contractor to mine from the Licensed Premises for the account of Union Pacific not more than four hundred (400) tons per day of crude trona upon the condition that such crude trona will not be used or sold for the production of refined soda ash or any other processed or refined sodium product made from crude trona and in such notice shall specify the date of commencement of mining and delivery of crude trona and estimated daily volume thereof.  In the event Union Pacific elects to exercise its right to require Licensee to mine crude trona from the Licensed Premises for the account of Union Pacific as aforesaid, Licensee agrees that it will perform such mining operations as Union Pacific may request, and shall deliver such trona to Union Pacific in railroad cars or trucks, as specified by Union Pacific, at a convenient location on the Licensed Premises.  Union Pacific shall pay to Licensee monthly for mining and delivering crude trona for account of Union Pacific is aforesaid as follows:

(i)            That proportion of the ‘cost’ to Licensee of mining and delivering trona to the outlet of the mine that the volume of trona so mined and delivered for account of Union Pacific bears to the total volume of trona mined and delivered by Licensee at the outlet of its mine located upon the Licensed Premises and adjoining lands.

(ii)           The cost to Licensee of delivering trona from the mine outlet into railroad cars or trucks at a convenient location near said mine outlet.

(iii)          Twelve and one-half per cent (12 1/2%) of the amounts payable under paragraphs (i) and (ii) hereof; excluding royalty costs from said amounts payable.

The items to be considered in determining cost as such term is used in subparagraphs (i) and (ii) above shall be the applicable items specified in Exhibit “A” attached hereto and hereby made a part hereof.  The cost per ton to Licensee of mining and delivering trona during the preceding calendar year shall be used for the purpose of monthly billing.  At the end of each calendar year an adjustment shall be made in the monthly payments made during that year so that Union Pacific shall pay Licensee upon the basis of the cost per ton incurred by Licensee in that calendar year.  Not less than thirty (30) days prior to the end of each calendar year following the commencement of said mining operations, Union Pacific shall give Licensee a written estimate of the crude trona to be mined for it during the ensuing calendar year; provided, however, that Union Pacific shall have the right to revise any such estimates of quantities to be mined and delivered or to terminate or discontinue the mining thereof by written notice given by Union Pacific to the Licensee on the first day of any calendar quarter following said anniversary date.

If at the time Union Pacific should elect to exercise any of the rights hereinabove reserved to it, Licensee shall be employing solution mining methods or any methods other than conventional mining for the extraction of crude trona from the Li-censed Premises and adjoining lands, then Union Pacific shall be entitled to require Licensee to produce and deliver to Union Pacific, as mined in such other manner, a daily volume of the solution precipitate (or residue sodium salts) equivalent to a daily tonnage, not exceeding four hundred (400) tons, which Union Pacific may require and, in such event, Union Pacific shall reimburse Licensee for its cost of mining by solution or such other methods and delivering such material.  The term “cost”,as used in this paragraph, shall be determined as that proportion of the total cost to Licensee of mining trona by said solution or other methods (including such items listed in Exhibit “A” as are applicable to such solution or other mining methods), which is equal to the ratio of the volume of material mined and delivered to Union Pacific to the total volume of material mined and produced by Licensee from the Licensed Premises and adjoining lands by said solution or other methods, In addition, Union Pacific shall pay to Licensee a sum equal to twelve and one-half per cent (12 1/2%) of such cost.

Section 4.

This license shall take effect on the date which it bears and unless sooner terminated as herein provided shall remain in full force and effect [remainder of paragraph illegible]

This license shall terminate, or may be terminated, in whole or in part, as follows:

(a)                                 if in the judgment of Licensee the sodium minerals cannot be profitably mined or produced, then Licensee may, upon not less than sixty (60) days’ written notice to Union Pacific, terminate this license as to all or any part of the Licensed Premises as to which it is not then in default;

(b)                                 if Licensee shall have worked and mined the Licensed Premises in accordance with the provisions of Section 10 hereof and it determines that it cannot profitably continue its operations as a whole, it may, upon not less than sixty (60) days’ written notice to Union Pacific terminate this license;

(c)                                  if Licensee fails for a period of two consecutive years following the first four (4) years of the term hereof to have the Licensed Premises worked and mined in accordance with the provisions of Section 10 hereof, then Union Pacific may at its option upon not less than thirty (30) days’ written notice to the Licensee terminate this license.

Provided that upon the expiration of said fifty-year period the Licensee shall not be in anywise in default hereunder but shall be actively and diligently developing the Licensed Premises, or such part thereof [remainder of paragraph illegible]

(1)                                 for a further period of ten (10) years if the Licensee shall have, during the last ten-year period of said fifty-year term, mined a total of two million (2,000,000) tons of crude trona from the Licensed Premises; and

(2)                                 for a period of ten (10) years in addition to the ten-year period mentioned in subdivision (1) above for each additional five hundred thousand (500,000) tons of crude trona mined from the Licensed Premises in excess of the aforesaid two million (2,000,000) tons;

but in no event shall the total period of renewal hereof exceed fifty (50) years.

The afore mentioned right of renewal shall be exercised by the Licensee by furnishing to Union Pacific not less than one (1) year prior to the expiration of the original term hereof, written notice of Licensee’s election to exercise such right.

Section 5.

For the rights and privileges herein granted, Licensee agrees to pay to Union Pacific in advance for the first year of the term hereof a rental of twenty-five cents (25¢) per acre; for the second and third years of said term a rental of fifty cents (50¢) per acre; and for the fourth and for each year thereafter a minimum royalty at the rates herein prescribed on thirty-seven thousand five hundred (37,500) tons of sodium minerals produced from the Licensed Premises; such rental payments and minimum royalty payments to be credited against the first tonnage royalties which may accrue hereunder during the year in which said rental or minimum royalties are paid; provided, however, that if in any year the Licensee’s operations are interrupted by strikes, acts of God, orders of governmental authority, or other causes beyond the control of Licensee, the aforesaid minimum royalty shall be reduced proportionately for the time during which Licensee’s operations are so interrupted.

Licensee shall pay on or before the last day of each calendar quarter during each year during the term hereof a royalty of twenty-five cents (25¢) for each ton of two thousand (2000) pounds of sodium carbonate (Na2CO3) equivalent in

(a)                                 refined sodium carbonate produced by the Licensee during the preceding calendar quarter and resulting from sodium minerals mined or otherwise produced from the Licensed Premises; and

(b)                                 trona, calcined trona, or sal soda mined or otherwise produced from the Licensed Premises by the Licensee during the preceding calendar quarter, except that no royalties shall be paid on trona, calcined trona, or sal soda which is converted into refined sodium carbonate;

provided, however, that when the average bulk carload wholesale price f.o.b. cars at point of shipment for such quarter for refined sodium carbonate, trona, calcined trona, or sal soda produced by the Licensee exceeds Thirteen Dollars ($13.00) per ton, said royalty rate shall be increased five cents (5¢) per ton for each increase of Four Dollars ($4.00) per ton in said average price above Thirteen Dollars ($13.00).  If in any quarter no sales are made but during such quarter the said products have been produced and stored or used or retained for use by the Licensee, the royalty rate on such products shall be computed on the basis of the average bulk carload wholesale price f.o.b.  point of shipment for the last quarter prior thereto during which any sales were made, or if no sales were theretofore made of such products, then on the basis of the average bulk carload wholesale price at the nearest market, less cost of transportation from the point of shipment to such market.

It is expressly understood and agreed that the rights granted herein are subject to the condition that no entry shall be made upon the Licensed Premises and no operations shall be conducted thereon until the consent to the use of the surface of the Licensed Premises for the purposes contemplated by this license shall have been obtained from the surface owner or owners under written instrument satisfactory to Union Pacific.

Section 6.

(a)           If the mineral royalty per ton paid by the Licensee to any other person, firm, or corporation, or to the State or Federal government for similar sodium mineral products of like quality in Sweetwater County, Wyoming, is greater than the royalty rate or rates hereinabove stipulated, such stipulated rate or rates shall be increased so as to equal the rate or rates per ton so paid to such other person, firm, corporation or government; provided, however, that such increase in the mineral royalty rate payable hereunder shall not become effective in the event Licensee mines sodium minerals from lands under lease from the State of Wyoming carrying a greater royalty rate unless the tonnage of sodium minerals mined by Licensee from such lands of the State Wyoming burdened by the greater royalty rate is a larger proportion of the total tonnage of sodium minerals mined by the Licensee from Sweetwater County, Wyoming, than the proportion which the number of acres of such lands burdened by the greater royalty rate bears to the total number of acres in said county under lease or license by Licensee hereunder for the mining of sodium minerals.  If, on the other hand, Union Pacific, subsequent to the date of this agreement, licenses the production by others of sodium minerals in Sweetwater County, Wyoming, at royalty rates or on other terms more favorable than herein stipulated, Licensee shall have the benefit of like lower rates and like favorable terms.

(b)           Notwithstanding any of the provisions of this agreement to the contrary, the royalties to be paid to Union Pacific by Licensee for sodium minerals mined from the Licensed Premises during any quarter shall in no event be [illegible text], as amended, between Union Pacific and Westvaco Chemical Corporation (formerly Westvaco Chlorine Products Corporation), Intermountain Chemical Company’s predecessor in interest, on sodium minerals mined during the same quarter from Union Pacific lands covered by said agreement, if and to the extent that the royalty rates under said agreement dated November 1, 1947, are governable by the royalty rates paid by Intermountain Chemical Company, or it successor in interest under said agreement, pursuant to the provisions of any lease or license from the United States of America for the mining, removing and disposing of sodium and associated minerals upon lands in Sweetwater County, Wyoming.

Section 7.

Licensee shall at all times keep true and correct books and accounts showing the production of sodium minerals from the Licensed Premises and adjoining lands, royalties payable thereon, and costs and expenses incurred in mining operations, as well as other data necessary or proper for the determination of the cost of mining and producing such sodium minerals hereunder, all of which shall be open to the inspection of Union Pacific during all business hours, and Union Pacific or its duly authorized representatives shall have the right, within eighteen (18) months after the close of any six (6) months’ period, to make proper audits of such books, records and accounts of Licensee pertaining to any matter arising under this agreement; provided, however, that any such audit by Union Pacific shall be conducted at reasonable times during regular working hours so as to cause a minimum of inconvenience to Licensee, and in no event shall Licensee’s accounts be audited more than once each year.

Section 8.

Rental and royalty payments shall be made at the office of the Assistant Treasurer, Union Pacific Railroad Company, 1416 Dodge Street, Omaha 2, Nebraska. Royalty payments shall be accompanied by a written statement showings

(a)                                 with respect to sodium minerals, the number of tons of products produced by the Licensee as defined in subdivisions (a) and (b) of Section 5 hereof; and

(b)                                 the kinds and amounts of valuable minerals reserved hereunder to Union Pacific obtained during each preceding quarter in connection with Licensee’s operations on the Licensed Premises;

said statements shall be made and certified by an authorized representative of the Licensee,

Section 9.

The Licensee, in addition to paying the rental and royalty herein stipulated, shall pay, before the same become delinquent, all taxes and all assessments which, during the term hereof, may be lawfully levied upon or assessed against the Licensed Premises, including among other taxes, mine output taxes, severance taxes, production taxes, and taxes of a similar nature, and upon all structures improvements, equipment, and other property erected, constructed, installed, and/or used by the Licensee in connection with the exercise of the rights herein granted; provided, however, that in the event Union Pacific, its lessees, licensees, successors, or assigns shall at any time exercise the right to use the Licensed Premises as provided in Section 3 hereof, taxes and assessments levied upon or assessed against such portion of the Licensed Premises so used shall be equitably apportioned as between Licensee and such other user or users.  Nothing in this paragraph contained shall be construed as precluding the Licensee from contesting at its own expense after written notice to Union Pacific the validity of any such tax or assessment, but Licensee shall, in case of contest, indemnify and hold harmless Union Pacific from and against the payments of any such taxes and assessments for which Licensee is responsible hereunder, together with interest and penalties in connection therewith.

Licensee, upon payment of such taxes and assessments, shall promptly furnish Union Pacific with satisfactory evidence of such payment.

This license, being limited in term, is believed not to constitute an interest in realty subject to Federal Documentary Stamp Tax on conveyances, but if it should be held otherwise and Union Pacific should be required to pay such tax, Licensee agrees to reimburse Union Pacific therefor.

Section 10.

Licensee shall commence mining development of the Li-censed Premises within a period of four (4) years of the date of this agreement and shall thereafter work and mine such premises in a manner conforming to good mining engineering practices and in such manner as to extract the greatest amount of sodium minerals consistent with safety and maintenance of the Licensed Premises as a workable mining property.  The parties recognize that Licensee’s mining development may commence on premises adjacent to the Licensed Premises or on the Licensed Premises and such development shall in either case satisfy the requirements of this paragraph.  Licensee shall not be considered in default in the performance of the obligations in this Section 10 contained if and while prevented from working and mining the Licensed Premises by strikes, acts of God, or other calamitous visitations or other causes beyond the control of the Licensee.  Nor shall the Licensee be considered in default in the performance of the obligations in this Section 10 contained if due to unfavorable market conditions or seasonal variations in demand or seasonal restrictions on effective operating conditions its operations are temporarily halted or decreased in scope, but full compliance with this Section 10 shall again be resumed when market and such other conditions again warrant; provided, however, that during such temporary suspension or decrease in operations the Licensee shall pay in full at least the minimum royalties herein provided.

Section 11.

Licensee shall accurately enter the weight or weights of sodium mineral products produced by the Licensee in due form in books to be kept and preserved by the Licensee for such purpose and shall accord to the representatives of Union Pacific access to such books at all reasonable times upon request therefor.

Section 12.

If the sodium minerals are removed by conventional mining methods, the Licensee shall keep at the mine office clear, accurate, and detailed maps on a scale not more than 200 feet to the inch in the form of horizontal projections on tracing cloth, of the workings in each bed in each separate mine on the Licensed Premises, a separate map to be made for each such bed, and for the surface immediately over the underground workings, and to be’ so arranged with reference to a public land corner that the maps can be readily superimposed; each map of the workings to show the thickness of the bed and of partings, and the dip and strike of each bed at intervals of 500 feet or less; the location of all openings connecting such bed with the workings in any other bed, or with any adjacent mine, or with the surface; the location of all entries, gangways, rooms, or breasts and all other mine openings, shafts, airways, appliances, and devices, constructed or placed in the mine or any of the workings thereof; and such maps shall also show the elevation relative to sea level or a Government survey corner of the principal points of the various beds and workings; blueprints or reproductions in duplicate of the maps required as aforesaid shall be furnished Union Pacific, and supplemental prints or reproductions in duplicate shall be furnished on or before the first day of each succeeding year, showing the extensions, additions, and changes since the last map or supplement was submitted; and all mine progress maps kept by the Licensee at all times shall be subject to examination by Union Pacific.

In addition to the foregoing, the Licensee shall, upon request, make available for examination by Union Pacific or its representatives copies of all maps, plans, and core or test hole records, core samples, and any and all other data relating to the Licensed Premises and adjoining lards held under lease or license by Licensee, which Licensee may be required to furnish to the United States Geological Survey or the District Mining Supervisor under the regulations set forth in Part 231 of Title 30 of the Code of Federal Regulations.

Section 13.

Any information or data furnished by Licensee to Union Pacific or otherwise acquired by Union Pacific pursuant to the provisions hereof shall be for the sole, exclusive, and confidential use by Union Pacific and shall not be willingly divulged by Union Pacific to others.

Section 14.

When the sodium minerals are removed by solution or by any other method except mining, Licensee shall keep at the field office clear, accurate, and detailed maps showing the location of wells or other workings to the same extent, where feasible, as prescribed in Section 12 hereof for information when the sodium minerals are removed by mining methods.

Section 15.

Licensee shall dispose of waste, refuse, and mine water from the Licensed Premises in such a manner as to avoid nuisance or injury to the lands of Union Pacific or others or the obstruction of any stream, right of way, or other means of transportation or travel on the lands of Union Pacific or others.

Section 16.

Union Pacific shall have the right, by its duly authorized representatives to enter upon the Licensed Premises from time to time and to inspect and survey said premises and take samples therefrom without interfering with the convenient working thereof and to fix any notices on the said premises they may deem fit and proper, and the Licensee shall render to Union Pacific’s representatives proper assistance in making such inspections, surveys and examinations.  It is understood, however, that the aforesaid right of inspection shall not extend to an examination of Licensee’s chemical manufacturing operations.

Section 17.

In the event the Licensee undertakes the production of sodium minerals upon lands adjoining the Licensed Premises, it shall

(1)                                 insofar as economically practicable and consistent with good mining engineering practice, develop the Licensed Premises at least as rapidly and shall operate the same at least to the same extent as it develops and operates the adjoining lands; and

(2)                                 furnish to Union Pacific the same information with respect to its operations on adjoining lands as it is required by this license to furnish to Union Pacific with respect to the Licensed Premises.

Section 18.

Licensee shall drill no wells on adjoining lands for the purpose of removing sodium minerals by solution methods or methods other than mining within 500 feet of the boundaries of the Licensed Premises; and if the Licensee removes sodium minerals by the solution method, or methods other than mining, it shall take all necessary steps to prevent the extraction from the Licensed Premises of sodium minerals by solution methods or such other methods through wells on adjoining premises.

Section 19.

Licensee shall fully pay for all machinery equipment, and materials joined or affixed to the Licensed Premises and shall pay in full all persons who perform labor upon said premises, including miners and other workers, and shall not permit any liens of any kind or nature to be enforced against said premises for any work done or machinery, equipment, materials, or supplies furnished thereon, or in connection with mining or other operations thereon, at the instance or request or on behalf of the Licensee; and the Licensee agrees to indemnify and hold harmless Union Pacific and the owners of the surface of said premises from and against any and all liens claims, demands, costs, and expenses of whatsoever nature in any way connected with or growing out of such work done, labor performed, or machinery, equipment, materials or supplies furnished at the instance or request or on behalf of the Licensee.

Section 20.

With respect to operations hereunder Licensee shall keep and save harmless Union Pacific from all liability that may now or hereafter be imposed by law upon Union Pacific as regards maintaining the Licensed Premises and the workings, shafts, wells, machinery, and appliances thereon or connected therewith in good repair and in safe condition, The Licensee shall operate and use the Licensed Premises strictly in accordance with law and shall faithfully comply with all requirements of the law applicable to the Licensed Premises and the subject matter of this license.

Licensee shall also comply with all applicable Federal enactments and those of the State of Wyoming regarding Employer’s Liability, Workmen’s Compensation and Workmen’s Insurance, and the Licensee shall indemnify and hold harmless Union Pacific from and against the payment of any and all damages, claims, costs, and expenses due to the existence of such enactments and of any and all claims, costs, and expenses in connection therewith under any claim of subrogation provided for by said enactments or otherwise where any such damages, claims, costs, and expenses arise or in any way grow out of the operations of the Licensee hereunder.

Section 21.

Licensee agrees to indemnify and save harmless Union Pacific from and against any and all claims, demands, and causes of action (including all costs and expenses incident thereto) growing out of or in any manner connected with injuries to or death of persons and damage to or destruction of property, including claims, demands and causes of action to which any insurer may be subrogated, in all cases resulting from the operations of the Licensee.

Licensee assumes all risk of loss, damage, or destruction of or to buildings or contents on the premises hereinbefore described and of or to other property brought thereon by the Licensee or by any other person with the knowledge or consent of Licensee, and of or to property of Licensee in proximity to the described premises and connected with or incidental to the occupation thereof, and any incidental loss or injury to the business of the Licensee, where such loss, damage, destruction, or injury is occasioned by fire caused by or resulting from the operation of the railroad of Union Pacific, whether such fire be the result of defective engines or of negligence on the part of Union Pacific or of negligence or misconduct of any officer, servant, or employee of Union Pacific or otherwise, and the Licensee hereby agrees to indemnify and hold harmless Union Pacific from and against all liability, causes of action, claims, or demands which any person may hereafter assert, have, or claim to have arising out of or by reason of any such loss, damage, destruction or injury, including any claim, cause of action or demand which any insurer of such property may at any time assert or undertake to assert against Union Pacific.

Section 22.

Time is of the essence of this license, and the work to be done and the development and operations to be carried on by the Licensee hereunder must be performed at and within the time herein specified.

Section 23.

Each party hereto shall promptly notify the other in writing of the institution of any litigation involving the rights granted by this license, and in the event such other party is in its judgment in any way interested therein, it may at its option enter into the conduct of such litigation to the extent of its interest.

Section 24.

All payments to which Union Pacific is entitled shall be delivered to and received by Union Pacific as rent and/or royalty and not otherwise, it being understood that this indenture is intended as a license and creates no relationship between `the parties hereto other than that of licensor and licensee, and Union Pacific shall not be required to make any repairs or, except as otherwise herein specifically provided, incur any expenses of any kind or nature upon the Licensed Premises or in connection with the rights hereby granted, all such expenses to be borne by the Licensee.

Section 25.

Subject to the provisions of subdivision (c) of Section 4 hereof, it is agreed that in the event of a breach or default by the Licensee in the performance of any of the covenants or conditions herein contained and the Licensee’s failure to remedy such default within thirty (30) days after receipt by the Licensee of written notice thereof from Union Pacific, Union Pacific may terminate this license and may thereupon, after demand for possession in writing, enter upon said premises and with or without process of law dispossess all persons occupying the same or, at the option of Union Pacific, the said Licensee and all persons found in occupation of said premises may be proceeded against as guilty of un-lawful detainer all without prejudice to any remedies otherwise available to Union Pacific because of default on the part of the Licensee.  It is understood that upon entry on the Licensed Premises by Union Pacific as in this Section 25 provided, the Licensee shall have the privilege of protecting any equipment or other property which it may have the right or obligation to remove pending removal from said premises.

Section 26.

Waiver by either party hereto of a particular breach of covenant or covenants shall not be deemed or held to be a waiver of or affect any subsequent breach or impair such party’s rights resulting therefrom.

Section 27.

No termination of this agreement shall affect any rights or obligations which may have accrued, or liabilities, accrued or otherwise, which may have arisen prior thereto.

Section 28.

Upon the termination of this agreement howsoever, the Licensee shall deliver up to Union Pacific the quiet and peaceable possession of the Licensed Premises in good and safe order and condition with said premises ready for immediate continued working unless such continued working is prevented by depletion or by catastrophe uncoupled with negligence on the part of the Licensee or the mine is subjected to damage not caused by the Licensee which good mining practice could not prevent or correct.  Within one (1) year after such termination the Licensee shall remove all buildings, machinery, tools, and other equipment except such as it may have the right to retain through arrangement with the surface owner or owners on that part of the premises hereinbefore described and except also equipment such as underground timbering, supports, shaft linings, and well casings necessary for the preservation of the mines, wells, or other development work which equipment shall be and remain a part of the realty without further consideration or compensation.

Section 29.

The Licensee shall not transfer or assign this agreement or any interest therein or any right granted hereunder without the written consent of Union Pacific, and it is agreed that any such transfer or assignment, whether voluntary, by operation of law, or otherwise, without such consent shall be absolutely void and shall, at the option of Union Pacific terminate this agreement; provided, however, that Union Pacific shall, upon written request of Licensee, consent to an assignment of this agreement to any of its wholly-owned subsidiaries or other successor in interest to the entire business of the Licensee, but such request shall be executed by the Licensee and its sublicensee, transferee, or assignee and shall contain an express provision whereby

(a)                                 the sublicensee transferee, or assignee assumes the obligations of the Licensee and agrees to keep and perform each and all of the covenants and agreements of the Licensee; and

(b)                                 the Licensee guarantees performance by its sublicensee, transferee, or assignee.

Section 30.

Subject to the provisions of Section 29 hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in duplicate as of the date first herein written.

Witness:	UNION PACIFIC RAILROAD COMPANY

	By:	Lee S. Osborne
Chief Executive Officer
(SEAL)		Natural Resources Division

Attest:

Assistant Secretary

Witness:	STAUFFER CHEMICAL COMPANY OF WYOMING

Clare M. Simmons	By:
President

(SEAL)

Attest:

Secretary

STATE OF CALIFORNIA	)
	)	ss
COUNTY OF LOS ANGELES	)

On this          day of July, 1961, before me appeared LEE S. OSBORNE, to me personally known, who, being by me duly sworn, did say that he is the Chief Executive Officer of the Natural Resources Division of UNION PACIFIC RAILROAD COMPANY and that the seal affixed to the within instrument is the corporate seal of said corporation and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and who acknowledged said instrument to be the free act and deed of said corporation.

Given under my hand and seal on the date above written.

My Commission Expires December 27, 1963

(SEAL)
Notary Public

STATE OF CALIFORNIA	)
	)	ss
COUNTY OF LOS ANGELES	)

On this        day of July, 1961, before me appeared Donald G.                 , to me personally known, who, being by me duly sworn, did say that he is the President of STAUFFER CHEMICAL COMPANY OF WYOMING and that the seal affixed to the within instrument is the corporate seal of said corporation and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and who acknowledged said instrument to be the free act and deed of said corporation.

Given under my hand and seal on the date above written.

(SEAL)
Notary Public

My Commission Expires February 1, 1964

EXHIBIT “A”

The term “cost” as used in Section 3(b)(i) shall exclude all overhead costs, including the salaries and expenses of all officers and employees of Licensee, except the field employees hereinafter mentioned in Item 1, and shall exclude the cost of all management, supervisory and administrative services, and engineering and technological guidance performed for Licensee by others, and shall include but not be limited to the following:

1.                                      Labor:

A.                                    Salaries and wages of employees directly engaged in mining and mine development work up to the mine outlet and in delivering trona to Union Pacific from the mine outlet.

B.                                    A proportion of the salaries and wages of other field employees up to and including the rank of Superintendent who are not directly engaged in mining and mine development work or such delivery services, but who are performing services necessary to the conduct thereof.

C.                                    Cost of holiday, vacation, sickness, and disability benefits and other customary allowances applicable to the salaries and wages chargeable under Items A and B above.

D.                                    Cost of expenditures and contributions made pursuant to assessments imposed by govern-mental authority which are applicable to salaries and wages under Items A and B above.

E.                                     Current cost of established plans for employees’ group life insurance, hospitalization benefits, pension retirement, and other benefit plans of like nature applicable to labor costs, provided the total of such charges shall not exceed 10% of the labor costs under Items A, B, and C above.

2.                                      Mining and mine development costs (other than labor) up to the mine outlet.

3.                                      A proportion of utilities applicable to mining and mine development work.

4.                                      Mining and mine development operating supplies.

5.                                      Mine maintenance materials.

6.                                      Mine contract maintenance.

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7.                                      Mine insurance.

8.                                      Amortization of preliminary mine development costs and of investment in mine equipment.

9.                                      Royalty costs on trona produced from the Licensed Premises.

10.                               Property taxes (except realty).

11.                               Other taxes.

12.                               A proportion of expenditures not directly incurred, in mining operations and delivery operations referred to in Item 1 B above, but necessary to the conduct thereof.

13.                               Any other expenditures incurred for the necessary and proper mine development, maintenance, and operation.

Any item of cost herein referred to incurred in any calendar year which is incurred for the benefit of operations conducted in that year and subsequent years shall be equitably pro-rated over an appropriate number of years.

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AMENDMENT OF LICENSE AGREEMENT

This Amendment of License Agreement (the “Amendment”) is made and entered into as of the 20th day of September, 2010 by and between Rock Springs Royalty Company LLC, successor in interest to Union Pacific Railroad Company, a Utah corporation (“Licensor”) and OCI Wyoming L.P. as successor by assignment from Stauffer Chemical Company of Wyoming, a Delaware corporation (“Licensee”).

WITNESSETH:

WHEREAS, Union Pacific Railroad Company, as original licensor, and Stauffer Chemical Company of Wyoming, as original licensee, entered into that certain License Agreement dated July 18, 1961, (the “License Agreement”)covering lands situated in Sweetwater County, Wyoming, said lands being more particularly described in said License Agreement;

WHEREAS, Licensor and Licensee have agreed to acknowledge Licensee’s renewal election and to amend said License Agreement by amending certain payment due dates described in said License Agreement;

NOW, THEREFORE, in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee hereby agree as follows:

1.

Licensor and Licensee acknowledge and agree that the right of renewal pursuant to Section 4 of the License Agreement has been exercised by Licensee, accepted by Licensor and Licensor and Licensee agree that the period or term of the License Agreement now extends until July 18, 2061.

2.

Licensor and Licensee each acknowledge and agree that Section 5 of the License Agreement is hereby amended by deleting the term “on or before the last day of each calendar quarter during each year during the term hereof” from the second paragraph of said Section 5 and inserting the phrase “on or before the 25th day of the month after the last month of each calendar quarter during each year during the term hereof” in lieu thereof

3.

Licensor and Licensee acknowledge and agree that this Amendment may be executed in two (2) counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

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4.

This instrument constitutes an amendment to the License Agreement and no other modifications or amendments are made other than those expressed herein above.  As herein amended, the License Agreement shall continue in full force and effect according to its terms.

IN WITNESS WHEREOF, Licensor and Licensee have caused this Amendment to be executed by their duly authorized officers and representatives and their seals affixed hereto as of the date set forth above.

Licensee:	Licensor:

OCI WYOMING L.P.	ROCK SPRINGS ROYALTY COMPANY LLC

By:	By:
Name:	Name:
Its:	Its:

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